AMENDMENT TO
                                RIGHTS AGREEMENT

         AMENDMENT, made and entered into as of this 3rd day of June, 1999 (this "Amendment") by and between WINSTAR COMMUNICATIONS, INC. (the "Company") and CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, as Rights Agent (the "Rights Agent"), is being executed under the following circumstances:

         WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of July 2, 1997 (the "Rights Agreement");

         WHEREAS, effective July 2, 1997 (the "Rights Dividend Declaration Date") the Board of Directors of the Company authorized and declared a distribution of one Right (each, a "Right") for each share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") outstanding at the Close of Business (as defined in the Rights Agreement) on July 14, 1997 (the "Record Date"), and authorized the issuance of one right (as such number may be adjusted pursuant to the Rights Agreement) for each share of Company Common Stock issued between the Record Date (whether originally issued or delivered from the Company's treasury) and, except as otherwise provided in Section 22 of the Rights Agreement, the Distribution Date, each Right initially representing the right to purchase upon the terms and subject to the conditions set forth in the Rights Agreement one Unit (as defined in the Rights Agreement) of Series B Preferred Stock (as defined in the Rights Agreement);

         WHEREAS, the Board of Directors of the Company, by unanimous written consent, authorized this Amendment to the Rights Agreement, as of the date set forth above and in accordance with Section 26 of the Rights Agreement, to change certain terms and condition governing the Rights;

         NOW THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows, pursuant to Section 26 of the Rights Agreement:

         1. The definition of "Acquiring Person" contained in Section 1.01(a) of the Rights Agreement shall be amended by deleting the ultimate sentence thereof, and replacing it with the following sentence:

              "For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors of the Company.

         2. The definition of "Continuing Director" contained in Section 1.01(k) of the Rights Agreement shall be deleted in its entirety.

         3. Section 3(a) of the Rights Agreement shall be amended to read, in its entirety, as follows:

         "(a) Until the earlier of (i) the Close of Business on the tenth day after the Stock Acquisition Date and (ii) the Close of Business on the tenth Business Date (or such later date as may be determined by action of the Company's Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act Regulations or any successor rule, if upon consummation thereof, such Person would be the Beneficial Owner of 10% or more of the shares of Company Common Stock then outstanding (the earlier of (i) and (ii) above being the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for shares of Company Common Stock registered in the names of the holders of shares of Company Common Stock as of and subsequent to the Record Date (which certificates for shares of Company Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Company Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, insured, postage prepaid mail, to each record holder of shares of Company Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit A hereto (the "Rights Certificates"), evidencing one Right for each share of Company common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Company Common Stock has been made pursuant to Section 11(p), at the time of distribution of the Rights Certificates, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a)) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates."

         4. Section 4(b) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

               "(b) Any Rights Certificate issued pursuant hereto that represents Rights beneficially owned by: (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such

         Associate or Affiliate) that becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) that becomes a transferee prior to or concurrently with the Acquiring Person becoming such and that receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person (or any such Associate or Affiliate) to holders of equity interests in such Acquiring Person (or such Associate or Affiliate) or to any Person with whom such Acquiring Person (or such Associate or Affiliate) has any continuing agreement, arrangement or understanding regarding either the transferred Rights, shares of Company Common Stock or the Company or (B) a transfer that a majority of the Board of Directors has determined to be part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of Section 7(e), shall, upon the written direction of a majority of the Board of Directors, contain (to the extent feasible) the following legend:

                   "The Rights evidenced by this Rights Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). Accordingly, this Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 7(e) of such Agreement."

         5. Section 7(e) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

              "(e) Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of any Section 11(a)(ii) Event or
         Section 13 Event, any Rights beneficially owned by (i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) that becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) that becomes a transferee prior to or concurrently with the Acquiring Person becoming such and that receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person (or any such Associate or Affiliate) to holders of equity interests in such Acquiring Person (or such Associate or Affiliate) or to any Person with whom such Acquiring Person (or such Associate or Affiliate has any continuing agreement, arrangement or understanding regarding the transferred Rights, shares of Company Common Stock or the Company or (B) a transfer that a majority of the Board of Directors has determined to be part of a plan, arrangement or understanding that has as a primary purpose or effect the avoidance of this Section 7(e), shall be null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this

         Agreement or otherwise. The Company shall use all reasonable efforts to ensure that the provisions of this Section 7(e) and Section 4(b) are complied with, but shall have no liability to any holder of Rights or any other Person as a result of its failure to make any determination under this Section 7(e) or Section 4(b) with respect to an Acquiring Person or its Affiliates, Associates or transferees."

         6. The last sentence of Section 9(c) shall be deleted and replaced with the following:

         "Unless otherwise determined by a majority of the Board of Directors, if the Registration Statement does not become effective within 60 days following the occurrence of a Section 11(a)(ii) Event, the Company shall be obligated to exercise the option described in Section 34."

         7. The first sentence of subparagraph (iii) of Section 11(a) shall be deleted and replaced with the following:

              "(iii) In the event that the number of shares of Preferred Stock that are authorized by the Company's Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights is not sufficient to permit the exercise in full of the Rights in accordance with the foregoing subparagraph (ii) of
         Section 11(a), the Company, by vote of a majority of the Board of Directors, shall: (A) determine the excess of (1) the value of the Adjustment Shares issuable upon the exercise of a Right (the "Current Value") over (2) the Purchase Price (such excess being the "Spread"), and (B) with respect to each Right, make adequate provision to substitute for such Adjustment Shares, upon payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Company Common Stock or other equity securities of the Company (including, without limitation) shares or units of shares, of preferred stock (such other shares being "preferred stock equivalents")), (4) debt securities of the Company, (5) other assets or (6) any combination of the foregoing, having an aggregate value equal to the Current Value, where such aggregate value has been determined by a majority of the Board of Directors, after receiving advice from a nationally recognized investment banking firm; provided, however, that if the Company shall not have made adequate provision to deliver value pursuant to clause
         (B) above within 30 days following the later of (x) the first occurrence of a Section 11(a)(ii) Event and (y) the date on which the Company's right of redemption pursuant to Section 23(a) expires (the later of (x) and (y) being referred to herein as the "Section 11(a)(iii) Trigger Date"), then the Company shall be obligated to deliver, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, Units of Preferred Stock (to the extent available) and then, if necessary, cash, which Units of Preferred Stock and/or cash shall have an aggregate value equal to the Spread."

         8. The second sentence of Section 11(b) shall be deleted and replaced with the following:

              "In case such subscription price may be paid by delivery of consideration part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by a majority of the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights."

         9. The first sentence of Section 11(c) shall be deleted and replaced with the following:

              "(c) In case the Company shall fix a record date for a distribution to all holders of shares of Preferred Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness, cash (other than a regular quarterly cash dividend out of the earnings or retained earnings of the Company), assets (other than a dividend payable in shares of Preferred Stock, but including any dividend payable in stock other than Preferred Stock) or subscription rights or warrants (excluding those referred to in Section 11(b)), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the current market price (as determined pursuant to Section 11(d)) per share of Preferred Stock on such record date less the fair market value (as determined in good faith by a majority of the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holder of the Rights) of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants distributable in respect of a share of Preferred Stock and the denominator of which shall be such current market price (as determined pursuant to Section 11(d)) per share of Preferred Stock."

         10. The second, third and fourth sentences of subparagraph (i) of
Section 11(d) shall be deleted and replaced with the following:

              "The closing price for each day shall be, if the shares are listed and admitted to trading on a national securities exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted sales price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The Nasdaq Stock Market Consolidated Quotations Service or such other system then in use, or, if on any such date such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by a majority of the Board of Directors. If on any such date no market maker is making a market in such shares, the fair value of such shares on such date as determined in good faith by a majority of the Board of Directors shall be used. If such shares are not publicly held or not so listed or traded, "current market price" per share shall mean the fair value per share as determined in good faith by a majority of the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes."

         11. The penultimate sentence of subparagraph (ii) of Section 11(d) shall be deleted and replaced with the following:

         "If neither Company Common Stock nor Preferred Stock is publicly held or so listed or traded, "current market price" per share of the Preferred Stock shall mean the fair value per share as determined in good faith by a majority of the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights."

         12. Section 11(m) shall be deleted in its entirety and replaced with the following:

              "(m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this
         Section 11, as and to the extent that in their good faith judgment a majority of the Board of Directors shall determine to be advisable in order that any (i) consolidation or subdivision of the Preferred Stock,
         (ii) issuance wholly for cash of any shares of Preferred Stock at less than the current market price, (iii) issuance wholly for cash of shares of Preferred Stock or securities, which by their terms are convertible into or exchangeable for shares of Preferred Stock, (iv) stock dividends or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Preferred Stock, shall not be taxable to such holders or shall reduce the taxes payable by such holders."

         13. The fourth and fifth sentences of Section 14(a) shall be deleted and replaced with the following:

         "The closing price of the Rights for any day shall be, if the Rights are listed or admitted for trading on a national securities exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted sales price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The Nasdaq Stock Market Consolidated Quotations Service or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by a majority of the Board of Directors. If on any such date such market maker is not making a market in the Rights, the fair value of the Rights on such date as determined in good faith by a majority of the Board of Directors shall be used and such determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes."

         14. Section 20(b) shall be deleted and replaced with the following:

              "(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of "current market price") be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be specified herein) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; provided, however, that so long as any Person is an Acquiring Person hereunder, such certificate shall be signed and delivered by a majority of the Board of Directors; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate."

         15. The first sentence of Section 20(g) shall be deleted and replaced with the following:

         "The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer; provided, however, that so long as any Person is an Acquiring Person hereunder, the Rights Agent shall accept such instructions and advice only from a majority of the Board of Directors and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with such instructions of the majority of the Board of Directors."

         16. Section 22 shall be deleted in its entirety and replaced with the following:

              "SECTION 22. Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by a majority of the Board of Directors to reflect any adjustment or change made in accordance with the provisions of this Agreement in the Purchase Price or the number or kind or class of shares or other securities or property that may be acquired upon exercise of the Rights. In addition, in connection with the issuance or sale of shares of Company Common Stock following the Distribution Date and prior to the Expiration Date, the Company (a) shall, with respect to shares of Company Common Stock so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise, conversion or exchange of securities hereinafter issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by a majority of the Board of Directors, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the person to whom such Rights Certificate would be issued and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof."

         17. Section 23 shall be deleted in its entirety and replaced with the following:

              "SECTION 23. Redemption and Termination. (a) Subject to Section 28, the Company may, at its option, by action of a majority of the Company's Board of Directors, at any time prior to the earlier of (i) the Close of Business on the tenth day following the Stock Acquisition Date or (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $0.0001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being the "Redemption Price"), and the Company may, at its option, by action of a majority of the Company's Board of Directors, pay the Redemption Price either in shares of Company Common Stock

         (based on the current market price, determined in accordance with Section 11(d), of the shares of Company Common Stock at the time of redemption) or cash. Subject to the foregoing, the redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

              (b) Immediately upon the action of a majority of the Board of Directors ordering the redemption of the Rights, evidence of which shall be filed with the Rights Agent, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. Promptly after the action of a majority of the Board of Directors ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to all such holders at each holder's last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for Company Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made."

         18. Section 26 shall be deleted in its entirety and replaced with the following:

              "SECTION 26. Supplements and Amendments. Prior to the Distribution Date and subject to the penultimate sentence of this Section 26, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Company Common Stock. From and after the Distribution Date the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, however, that this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) subject to Section 30, a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company or, so long as any Person is an Acquiring Person hereunder, from the majority of the Board of Directors, which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Company Common Stock."

         19. The last sentence of Section 28(a) shall be deleted and replaced with the following:

         "All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board of Directors of the Company or any member thereof to any liability to the holders of the Rights."

         20. Section 28(b) shall be deleted in its entirety and replaced with the following:

         "(b) Notwithstanding anything to the contrary contained in this Agreement, the concurrence of a majority of the Board of Directors shall be required to give effect to any action, calculation, interpretation or determination made by the Board in the administration of this Agreement and the exercise of the rights or powers granted to the Board of Directors of the Company or to the Company pursuant to this Agreement."

         21. Section 30 shall be deleted in its entirety and replaced with the following:

              "SECTION 30. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and a majority of the Board of Directors determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement and the Rights shall not then be redeemable, the right of redemption set forth in Section 23 shall be reinstated and shall not expire until the Close of Business on the tenth Business Day following the date of such determination by a majority of the Board of Directors."

         22. Section 34 shall be deleted in its entirety and replaced with the following:

              "SECTION 34. Exchange. (a) The Company may, at its option, at any time after any person becomes an Acquiring Person, upon resolution adopted by a majority of the Company's Board of Directors, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to Section 7(e)) for Units of Preferred Stock at an exchange ratio specified in the following sentence, as appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof. Subject to such adjustment, each Right may be exchanged for that number of Units of Preferred Stock obtained by dividing the Adjustment Spread (as defined below) by the then current market price (determined pursuant to Section 11(d)) per Unit of Preferred Stock on the earlier of (i) the date on which any Person becomes an Acquiring Person and (ii) the date on which a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act Regulations or any successor rule, if upon consummation thereof such Person would be the Beneficial Owner of 10% or more of the shares of Company Common Stock then outstanding (such exchange ratio being the "Section 34(a) Exchange Ratio"). The "Adjustment Spread" shall equal (x) the aggregate market price on the date of such event of the number of Adjustment Shares determined pursuant to Section 11(a)(ii), minus (y) the Purchase Price. Notwithstanding the foregoing, the Company may not effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries, or any trustee or fiduciary with respect to such plan acting in such capacity), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the shares of the Company Common Stock then outstanding.

         Notwithstanding anything contained in this Section 34(a) to the contrary, the Company may not exchange any Rights pursuant to this
         Section 34(a) unless such exchange is approved by a majority of the Board of Directors.

         (b) Immediately upon the action of a majority of the Board of Directors ordering the exchange of any Rights pursuant to Section 34(a) and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Units of Preferred Stock equal to the number of such Rights held by such holder multiplied by the Section 34(a) Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange shall state the method by which the exchange of Units of Preferred Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to Section 7(e)) held by each holder of Rights.

         (c) In the event that the number of shares of Preferred Stock which are authorized by the Company's Certificate of Incorporation but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights are not sufficient to permit any exchange of Rights as contemplated in accordance with this Section 34, the Company shall take all such action as may be necessary to authorize additional shares of Preferred Stock for issuance upon exchange of the Rights or make adequate provision to substitute (1) cash, (2) Company Common Stock or other equity securities of the Company, (3) debt securities of the Company, (4) other assets or (5) any combination of the foregoing, having an aggregate value equal to the Adjustment Spread, where such aggregate value has been determined by a majority of the Board of Directors.

         (d) The Company shall not be required to issue fractions of Units of Preferred Stock or to distribute certificates which evidence fractional Units. In lieu of fractional Units, the Company may pay to the registered holders of Rights Certificates at the time such Rights are exchanged as herein provided an amount in cash equal to the same fraction of the current market price (determined pursuant to Section 11(d)) of one Unit of Preferred Stock.

         The remainder of the Rights Agreement shall remain unchanged, and the Rights Agreement, so amended above, shall remain in full force and effect.

         This amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.




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


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly execute on their behalf as of the date first above written.


                                           WINSTAR COMMUNICATIONS, INC.



                                           By:  /s/ Timothy R. Graham
                                           Name:  Timothy R. Graham
                                           Title: Executive Vice President

                                           CONTINENTAL STOCK TRANSFER
                                           & TRUST COMPANY


                                           By:  /s/ Steven G. Nelson
                                           Name:  Steven G. Nelson
                                           Title: Chairman


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